Exhibit 99.1

Union Bankshares Inc.
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Main Street, P.O. Box 667, Morrisville, Vermont 05661 * 802-888-6600


                            FOR IMMEDIATE RELEASE

  Union Bankshares Announces 2003 Earnings and Quarterly Dividend Payment

Morrisville, VT January 14, 2004 - Union Bankshares, Inc. (AMEX - UNB) today announced net income for the quarter ended December 31, 2003 was $1.6 million or $.35 per share compared to $1.532 million or $.34 per share for the same period last year. Net income for the year ended December 31, 2003 was $5.39 million or $1.18 per share compared to $5.18 million or $1.14 per share for 2002.

Non-recurring one-time expenses resulting from the merger of the company's two banking subsidiaries in May and expenses related to the 3 for 2 stock split in August totaled $202 thousand after tax. As of December 31, 2003, total assets were $357 million, deposits $305 million and loans $272 million.

A quarterly dividend of $.22 per share was declared on January 14, 2004 to shareholders of record January 24, 2004, payable January 28, 2004.

Union, with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont. As of December 31, 2003 the Company had approximately $357 million in consolidated assets and operated 12 banking offices and 28 ATM facilities in Vermont and a loan origination office in the adjacent Littleton, New Hampshire market.


Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.